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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF DESIGNATION

                                       FOR
                            SERIES A PREFERRED STOCK
                                       OF
                               USDATA CORPORATION


          The undersigned, Robert L. Drury, the Chief Financial Officer of USDATA Corporation, does hereby certify that:

          (a) he is, and at all times mentioned herein was, the duly elected and acting Chief Financial Officer of USDATA Corporation, a Delaware corporation (the "Corporation"); and

          (b) pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following preamble and resolution on August 4, 1999:

          WHEREAS, the Corporation's Certificate of Incorporation authorizes a class of stock designated Preferred Stock (the "Preferred Stock"), comprised of 2,200,000 shares, par value $0.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation to fix or alter the rights, preferences, restrictions and other terms and conditions of any wholly unissued series of Preferred Stock;

     NOW, THEREFORE, BE IT:

          RESOLVED, that, the Board of Directors of the Corporation does hereby designate 100,000 shares of authorized but unissued Preferred Stock as "Series A Preferred Stock," and does hereby designate the voting powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions of the Series A Preferred Stock as follows:

          1. Dividends.

               a. The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate of $8.00 per share per annum (as adjusted for any stock dividends, combinations, splits or similar events) whether or not earned or declared. Any accumulated dividends shall bear interest at the rate of 8.00% per annum compounded annually. Such dividends and interest thereon shall be payable, at the election of the Corporation, in additional shares of Series A Preferred Stock (valued at $100.00 per share, as adjusted for any stock dividends, combinations, splits or similar events) or in cash, (i) when, as and if declared by the Board of Directors of the Corporation or (ii) upon conversion of all of the Series A Preferred Stock to Common Stock pursuant to Section 5 below.


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               b. No dividends or distributions of any sort (other than a dividend payable solely in the Common Stock of the Corporation) shall be declared or paid by the Corporation on any Common Stock of the Corporation so long as any accrued dividends on the Series A Preferred Stock remain unpaid.

               c. In the event that the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or options or rights to purchase any such securities or evidences of indebtedness or other assets (including cash), to the holders of Common Stock of the Corporation, then the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of the Common Stock of the Corporation entitled to receive such dividend or distribution.

               d. All numbers relating to calculation of cumulative dividends or the payment of dividends on the Series A Preferred Stock in kind shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

          2. Liquidation Preference.

               a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other series of Preferred Stock by reason of their ownership thereof, an amount equal to $100.00 (as adjusted for any stock dividends, combinations, splits or similar events) plus all accrued but unpaid dividends and interest thereon (the "Liquidation Amount") for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate Liquidation Amount each such holder is otherwise entitled to receive. The holders of Series A Preferred Stock shall have the right to convert such shares into Common Stock, in accordance with Section 5 hereof, at any time prior to or in connection with any liquidation, dissolution or winding up of the Corporation.

               b. After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section 2.a. above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to the Corporation's stockholders shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.


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               c. For purposes of this Section 2, at the written direction of holders of at least a majority of the shares of Series A Preferred Stock then outstanding, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by the acquiring entity or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale, lease or conveyance of all or substantially all of the assets of the Corporation (upon such written direction, each event described in (i) and (ii), a "Corporate Transaction"), shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing of such Corporate Transaction in cash, securities or other property (valued as provided in Section 2.d. below) the amounts specified in Section 2.a. above. The provisions of this Section 2 shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation of another corporation (a) in which the Corporation is substantively the surviving corporation, the Corporation continues to operate thereafter as a going concern and the Corporation is not the target in such acquisition, and (b) that (i) is approved by the Board of Directors of the Corporation, (ii) does not result in the holders of the Corporation's Common Stock and Preferred Stock immediately prior thereto holding less than 50% of the outstanding voting securities of the surviving corporation immediately thereafter and (iii) does not involve a recapitalization of the Series A Preferred Stock.

               d. Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors. The Liquidation Amount shall in all events be paid in cash; provided, however, that if the Liquidation Amount is otherwise payable in connection with a consolidation or merger of the Corporation, or sale of substantially all of the capital stock of the Corporation, then each holder of the Series A Preferred Stock shall receive payments with respect to the Series A Preferred Stock in the same form of consideration as is payable with respect to the Common Stock. In the event of any business combination or acquisition involving the Corporation which is intended to be treated as a "pooling of interests" for accounting purposes under Accounting Principles Board Opinion No. 16, the acquisition consideration (including any shares of capital stock or other securities to be delivered or exchanged by the acquiring corporation) shall be reallocated among the holders of Series A Preferred Stock in an appropriate manner to give economic effect to the essential intent and purposes of Sections 2.a and 2.c.

          3. Redemption.

               a. At any time after December 31, 2002, the holders of a majority of the outstanding shares of Series A Preferred Stock shall have the option to require the Corporation to redeem (a "Mandatory Redemption") all, but not less than all, of the Series A Preferred Stock then outstanding at a price per share of Series A Preferred Stock equal to the Liquidation Amount. The holders of shares of Series A Preferred Stock may exercise such option by giving written notice (the "Redemption Notice") to the Corporation of such election. Such Mandatory Redemption shall be effected, and the Corporation shall be obligated to redeem


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all outstanding shares of Series A Preferred Stock, to the extent that it may lawfully do so, in three equal annual installments each equal to one-third of the number of shares of Series A Preferred Stock outstanding at the time such option is exercised. The redemption dates for any such Mandatory Redemption shall be the 45th day after receipt by the Corporation of such Redemption Notice and the first and second anniversaries of such 45th day (each, a "Mandatory Redemption Date").

               b. If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such Mandatory Redemption Date, those funds that are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders of such shares to be redeemed on the basis of the redemption amounts due with respect to the shares held by each such holder. At any time and from time to time thereafter when additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock, such funds shall be used to immediately redeem the balance of the shares which the Corporation has become obligated to redeem on any Mandatory Redemption Date but which it has not redeemed. Such shares shall be redeemed ratably among the holders of such shares to be redeemed on the basis of the redemption amounts due with respect to the balance of the shares held by each such holder which the Corporation became obligated to redeem on such Mandatory Redemption Date but which have not been redeemed. Such funds shall not be used for any other purpose, including the redemption of any shares of Series A Preferred Stock which the Corporation is obligated to redeem on any subsequent date.

          4. Voting Rights. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of such Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the Delaware General Corporation Law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Such determination of "whole shares" shall be based upon the aggregate number of shares of Series A Preferred Stock held by each holder, and not upon each share of Series A Preferred Stock so held by the holder. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. Except as otherwise expressly provided in the Certificate of Incorporation, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

          5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any


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transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 plus all accrued but unpaid dividends and interest thereon by the conversion price applicable to such share (the "Conversion Price"), determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock initially shall be $4.65 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

               b. Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               c. Adjustments to Conversion Price for Certain Diluting Issues.

                    (i) Special Definitions. For purposes of this Section 5.c., the following definitions apply:

                         (1) "Options" shall mean rights, options, or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below) other than any such right, option, or warrants covered by Section 5.c.4(B) below.

                         (2) "Original Issue Date" shall mean the date on which
a share of Series A Preferred Stock was first issued.

                         (3) "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (4) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 5.c.(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued (or deemed issued):

                               (A) upon conversion of shares of Series A
Preferred Stock;


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                               (B) to outside directors, officers, employees and
consultants pursuant to the Corporation's 1994 Equity Compensation Plan or Employee Stock Purchase Plan or other employee stock plan (the "Employee
Stock"), provided that (i) the issuance of such shares is or has been approved by a majority of the members of the Board of Directors or any duly constituted committee thereof and (ii) the number of shares of Employee Stock does not exceed an aggregate of 2,700,000 shares (as adjusted for any stock dividends, combinations, splits or similar events) regardless of whether issued by the Corporation prior to the date hereof;

                               (C) as a dividend or distribution on Series A
Preferred Stock; or

                               (D) for which adjustment of the Conversion Price
is made pursuant to Section 5.d.

                    (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 5.c.(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue. In computing each adjusted Conversion Price, the result shall be rounded to five decimal places, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the Conversion Price of less than $0.01, no adjustment to the then Conversion Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

                    (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (1) no further adjustments in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (2) if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon


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the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

                         (3) no readjustment pursuant to clause (1) or (2) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.c.(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options or other Convertible Securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. The provisions of this Section 5.c may be waived in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock.

                    (v) Determination of Consideration. For purposes of this
Section 5.c., the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property: Such consideration shall:

                               (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation;


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                               (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                               (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received in exchange for the Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                         (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.c.(iii), relating to Options and Convertible Securities shall be determined by dividing

                               (A) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                               (B) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               d. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall effect a
(i) subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise), or (ii) combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares of Common Stock (by reclassification or otherwise), then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have subdivided the outstanding shares of Common Stock by an amount of shares equal to the maximum number of shares issuable through such dividend and/or upon exercise of such rights to acquire Common Stock.

               e. Adjustments to Conversion Price for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of


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stock, whether by capital reorganization, reclassification or otherwise (other than as provided for in Section 5.d. above or in connection with a Corporate Transaction), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

               f. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or the Certificate of Incorporation of any Subsidiary (as hereinafter defined) through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation or any Subsidiary, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               g. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

               h. Notices of Record Date. In the event that the Corporation shall propose at any time to effect any reclassification or recapitalization, to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least 20 days prior written notice of the date on which a record shall be taken for such event and specifying the date on which such event shall occur; and (2) at least 20 days prior written notice of the record date for determining rights to vote, if any, in respect of such event.

               i. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.


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               j. Reservation of Stock Issuable Upon Conversion. The Corporation
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A
Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               k. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

               l. Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

               m. Option to Convert to Securities of Subsidiary. At the option of any holder of Series A Preferred Stock, such holder shall have the right (but not the obligation) to convert in the manner provided in this Section 5.m any share of Series A Preferred Stock then held by it into fully paid and nonassessable shares of the common stock ("Subsidiary Common Stock") of any direct or indirect subsidiary of the Corporation more than 50% of the outstanding voting securities of which are owned directly or indirectly by the Corporation (each, a "Subsidiary"). Such right may be exercised by delivery to the Corporation of the certificates representing the shares of Series A Preferred Stock to be converted together with written notice of such exercise specifying the applicable Subsidiary. The number of shares of Subsidiary Common Stock into which any share of Series A Preferred Stock is convertible under
Section 5.m shall be equal to the quotient obtained by dividing the aggregate Fair Market Value (and hereinafter defined) of the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible under
Section 5.a above by the Fair Market Value of a share of Subsidiary Common Stock. As used herein, the term "Fair Market Value" shall mean (a) as of any date and with respect to a share of the Corporation's Common Stock, the average of the closing prices of the Corporation's Common Stock on the NASDAQ National Market (or such other quotation system or securities exchange upon which the Corporation's Common Stock is then traded) as reported by the NASDAQ National Market or such exchange or other quotation system for the consecutive 30-day trading period immediately preceding such date, and (b) as of any date and with respect to a share of Subsidiary Common Stock, the most recent price per


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share at which shares of such Subsidiary Common Stock were issued and sold by such Subsidiary in an arm's length transaction with an unaffiliated third party (or if lower, the price per share in a transaction with an affiliate), including, if applicable, the exercise price per share in any options, rights or warrants to subscribe for or otherwise acquire Subsidiary Common Stock ("Subsidiary Options") or Subsidiary Convertible Securities (as hereinafter defined) or the conversion price per share in any securities convertible into or exchangeable for Subsidiary Common Stock ("Subsidiary Convertible Securities"). The Corporation shall take, and shall cause the related Subsidiary to take, all actions necessary to issue any shares of Subsidiary Common Stock issuable under this Section 5.m and to cause such shares to be duly authorized, validly issued, fully paid and nonassessable, including, without limitation, amending such Subsidiary's Certificate of Incorporation to increase the number of shares of Subsidiary Common Stock issuable thereunder, if necessary, and pay, on the holders behalf, any consideration required to accomplish the foregoing. The Corporation shall notify each holder of shares of Series A Preferred Stock of any sale of Subsidiary Common Stock, Subsidiary Options or Subsidiary Convertible Securities by a Subsidiary at least fifteen business days before such sale is consummated. Any such notice shall be in writing and shall describe the securities to be issued and sold by such Subsidiary and the consideration to be received by it in connection therewith.

          6. Restrictions and Limitations. So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote required by the Delaware General Corporation Law, the vote or written consent or written agreement of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting as a separate class, shall be required in order to:

                    (i) alter, amend or modify the rights, preferences or privileges of the Series A Preferred Stock;

                    (ii) increase the authorized number of shares of the Series A Preferred Stock or issue any additional shares of Series A Preferred Stock other than shares issued in payment of dividends on the outstanding share of Series A Preferred Stock pursuant to Section 1.a above;

                    (iii) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights, liquidation preferences or redemption rights;

                    (iv) redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock (or pay into a sinking fund for such purpose); provided, however, that this restriction shall not apply to any redemption pursuant to Section 3 or to the repurchase of shares of Common Stock at the original purchase price from employees, officers, directors or other persons performing services for this Corporation;

                    (v) merge or consolidate with or into any other entity or sell, lease or convey any substantial portion of the Corporation's assets, provided, however, that the provisions of this clause (v) shall not apply to any reorganization, merger or consolidation


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


involving (1) only a change in the state of incorporation of the Corporation,
(2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation of another corporation
(a) in which the Corporation is substantively the surviving corporation, the Corporation continues to operate thereafter as a going concern and the Corporation is not the target in such acquisition, and (b) that (i) is approved by the Board of Directors of the Corporation, (ii) does not result in the holders of the Corporation's Common Stock and Preferred Stock immediately prior thereto holding less than 50% of the outstanding voting securities of the surviving corporation immediately thereafter and (iii) does not involve a recapitalization of the Series A Preferred Stock.;

                    (vi) alter, amend or modify the Corporation's Certificate of Incorporation or Bylaws; or

                    (vii) amend or modify any existing employee incentive stock plan of the Corporation to increase the number of shares of Common Stock issuable thereunder, or create any new employee incentive stock plan for employees, officers, directors or consultants of the Corporation.

          7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and restored to the status of undesignated Preferred Stock.

     IN WITNESS WHEREOF, this Certificate of Designation has been signed by the Chief Financial Officer of the Corporation this 6th day of August, 1999.




                                        ----------------------------------------
                                        Robert L. Drury, Chief Financial Officer


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